Exhibit 99.1

(ROYL)

News for Immediate Release

ROYALE EXPANDS OIL DEVELPOMENT IN THE NORTH JAMESON FIELD

November 29, 2022 -- San Diego, California – Royale Energy, Inc., (the “Company” or Royale") (OTCQB : ROYL), is pleased to announce the completion of the V.T. McCabe #70 well which was recently drilled to a target depth of 7,000’ in the Company’s North Jameson Field in Mitchell County, Texas.

The well encountered porous and permeable zones in both the Strawn and Odom formations. The well was initially completed in the Odom formation where it averaged 85 barrels of oil and 120 thousand cubic feet per day of natural gas. The Upper Strawn formation has 35’ of net pay and will be completed at a later date.

Royale retains a 40% working interest in the V.T. McCabe #70.

OPERATIONS

Since January 2020, Royale has successfully drilled seven wells and re-entered three additional wells in the North Jameson Field. The wells were drilled to test the Ellenburger, Odom and Strawn formations which are prevalent in the area. Typically, the Strawn completions require fracture stimulations to maximize the production from this zone.

In October 2022, Royale began an aggressive fracture stimulation program in the Strawn completions. To date, five wells have been fracture stimulated and are in various stages of recovering the stimulation fluids.

FORECAST

Royale anticipates fracture stimulating three additional Strawn completions by early December 2022.

About Royale Energy. Inc.

Royale Energy, Inc. (OTCQB: ROYL) is an independent exploration and production company based in San Diego, California, focused on the acquisition, development, and marketing of oil and natural gas. The Company has its primary operations in California’s Los Angeles Basin and Texas’s Permian Basin.

Forward-Looking Statement

In addition to historical information contained herein, this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company’s actual results to differ materially from those in the “forward-looking” statements. While the company believes its forward-looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company’s control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Contact:

Royale Energy Inc.

Mark Larson

Public Relations & Media

619-383-6600

marklarsonmedia@gmail.com